Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

PATERSON FARM

THIS AGREEMENT (the “Agreement”) is made as of the 10th day of December, 2013 (the “Effective Date”), between Hale Farms, L.L.C., an Oregon limited liability company (the “Seller”), and Gladstone Land Corporation, a Maryland corporation, or its designee (the “Purchaser”).

WHEREAS, Seller has agreed to sell and Purchaser has agreed to purchase the Property (as hereinafter defined);

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

“Affiliate” shall mean, as to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity. For purposes of this definition, “control” means de facto effective control over the management of the applicable entity (by contract, state law, or otherwise), even though the party exercising “control” may own less than 50% of the voting equity interest of such entity.

“Closing Date” shall mean December 20, 2013.

“Contracts” shall mean, collectively, any and all service, maintenance, management or other contracts or agreements with third parties relating to or affecting the Property.

“Crops” shall mean any and all unharvested crops at the Property as of the Effective Date.

“Due Diligence Materials” shall mean those materials and information more particularly described on Exhibit C attached hereto and incorporated by reference herein.

“Earnest Money” shall mean the sum of One Hundred Thousand and No/100 Dollars ($100,000.00), together with all interest accrued thereon.

“Escrow Agent” shall mean: Gary R. Cortellessa, Stewart Title Guaranty Company.

“Excluded Items” means the items on the attached Exhibit B-2, which are not part of the Irrigation Equipment or the Personal Property, Improvements or Property being sold to Purchaser.

“GAP” shall mean good agricultural practices.

“Government Payments” shall mean all federal, state and local government payments, benefits and entitlements associated with or applicable to the Property or any crops grown thereon, including without limitation any applicable direct payments or counter-cyclical payments under the Farm Security and Rural Investment Act of 2002, as amended.

“Inspection Period” shall mean the period beginning on the Effective Date and ending at 5:00 p.m. Pacific time at the Property on December 16, 2013.

“Improvements” shall mean all buildings, structures, gates, fences, roads, levees, ditches, appurtenances or other facilities currently existing on the Property, including without limitation all Irrigation Equipment.

“Irrigation Equipment” shall mean all below ground, surface and above ground irrigation equipment at the Property, including without limitation water wells, pumps, lower flow nozzles, casings, risers, above and below ground pipes and pipelines, culverts, and pivot irrigation equipment, and all related power units, as applicable, installed at the Property as of the Effective Date and as of the Closing Date. All the Irrigation Equipment shall be deemed to be part of the Improvements to be conveyed to Purchaser.

“Land” shall mean that certain real property situated approximately four (4) miles southeast of Boardman, in Morrow County, State of Oregon, comprising approximately 1,975 acres of gross land area, as more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with all rights, easements, hereditaments and appurtenances thereunto belonging.

“Lease” shall mean that certain lease to be effective as of the Closing Date by and between Purchaser or its permitted assignee, as landlord, and Hale Farms, L.L.C., a Oregon limited liability company, as tenant, and substantially in the form attached hereto as Exhibit D and incorporated herein by reference. The parties shall use diligent, good faith efforts to agree on the form of the Lease prior to expiration of the Inspection Period.

“Personal Property” shall mean (i) the Irrigation Equipment, and (ii) any personal property used by Seller in conducting farming operations at the Property that will be conveyed to Purchaser as part of this transaction, if any, as more particularly described on Exhibit B attached hereto and incorporated by reference herein.

“Property” shall mean the Land, Improvements, and any Personal Property.

“Purchase Price” shall mean the total amount of Thirteen Million Eight Hundred Fifty-Five Thousand and No/100 Dollars ($13,855,000.00), subject to adjustment as set forth in this Agreement. If the Land is determined to include more or less than 1,640 acres of irrigated land area pursuant to the Survey, defined below, then the Purchase Price shall be increased or reduced by $8,448.17 per acre for each acre less than 1,640 acres of irrigated land that is included in the Land.

“Purchaser’s Address” shall mean:

Gladstone Land Corporation

Attention: Bill Frisbie

1521 Westbranch Drive, Suite 200

McLean, VA 22102

(703) 287-5839 (T)

(703) 287-5801 (F)

Email: Bill.Frisbie@gladstonecompanies.com

With copy to:

Bass Berry & Sims PLC

Attention: Richard R. Spore

100 Peabody Place, Suite 900

Memphis, TN 38103

(901) 543-5902 (T)

(888) 543-4346 (F)

Email: rspore@bassberry.com.

“Pursuit Costs” shall mean all of Purchaser’s reasonable third party, out of pocket expenditures in connection with the transaction contemplated hereby, including without limitation legal, engineering, loan, appraisal, survey and title fees and expenses; provided, however, that for purposes of this Agreement, the Pursuit Costs shall not exceed Thirty Thousand and No/100 Dollars ($30,000.00) in the aggregate.

“Seller’s Address” shall mean:

Hale Farms, L.L.C.

73120 Hwy 207

Echo, OR 97826

Attention: Craig Reeder or Todd Longgood

Fax: 541 567 6753

Email: creeder@hale-co.com or tlonggood@hale-co.com

With a copy sent to:

Stoel Rives LLP

900 SW Fifth Ave., Suite 2600

Portland, OR 97204

Attention: Dave Filippi or Dave Green

Facsimile No.: 503 220 2480

Email: DEFILIPPI@stoel.com or dwgreen@stoel.com

“Tenant” shall mean the tenant (or, if more than one, the tenants) under the Lease, individually or collectively as the context may require.

“Title Company” shall mean: Stewart Title Guaranty Company — National Title Services, 401 East Pratt Street, Suite 611, Baltimore, MD 21202. Office Phone: (202) 349-0217.

“Water Rights” shall mean a portion of all rights to use wells and other water sources that exist on the Effective Date that benefit or are appurtenant to the Property and that may be reasonably necessary to conduct farming operations at the Property as currently conducted and in accordance with GAP, with the portion equal to 8.0 gallons per minute per acre and 3.5 acre-feet per acre for the 1,640 acres that make up the irrigated portion of the Property, and further subject to the provisions of Section 11(h) of this Agreement. As such, Seller is retaining the remaining portion of the rights to use wells and other water sources that would otherwise benefit or be appurtenant to the Property (i.e., 3.3 gallons per minute per acre and 1.0 acre-feet per acre of water), and is further retaining all rights to use wells and other water sources on those irrigated lands (109 acres) that lie outside the Property, but which may be evidenced in the same water right documentation from the State of Oregon.

2. Property. Seller hereby agrees to sell and Purchaser, or its designee, hereby agrees to purchase from Seller the Property.

3. Earnest Money. Within three (3) business days after the later of (x) the Effective Date or (y) the date of full execution of this Agreement by both Seller and Purchaser, Purchaser shall deposit the Earnest Money with the Escrow Agent by wire transfer or certified or cashier’s check. The Earnest Money will be invested by Escrow Agent in an interest-bearing account reasonably acceptable to both parties. All interest earned upon the Earnest Money shall become part of the Earnest Money. Said Earnest Money shall be refundable to Purchaser in accordance with this Agreement.

4. Purchase Price. At the Closing, defined below, all Earnest Money shall be applied to the Purchase Price, and the balance of the Purchase Price, subject to adjustments for credits and debits as set forth in this Agreement, shall be paid in good funds by wire transfer, except that $100,000 of the total Purchase Price will be withheld, at Purchaser’s option, from the amount to be paid by Purchaser to Seller at Closing (the “Holdback”). The amount of the Holdback will bear interest after the Closing at the rate of three percent (3%) per annum until paid, and will be due and payable when Seller has obtained and delivered to Purchaser evidence reasonably satisfactory to Purchaser of the issuance for the benefit of the Property of the amount of Water Rights referenced in Section 1 (definition of Water Rights) and Section 11(h) below that is (a) separate from other property of Seller that is benefitted by the existing water rights and (b) subject to the applications for allocations of conserved water that have been or will be filed with the Oregon Water Resources Department, pursuant to ORS 537.455 et seq. Seller will promptly and diligently pursue the steps necessary for issuance for the benefit of the Property the amount of Water Rights required under this Agreement. The existing applications for allocations of conserved water are subject to Purchaser’s reasonable approval during the Inspection Period. After the Closing, if there are changes in or conditions for issuance of the Water Rights that were different from those in the original applications approved by Purchaser, then Purchaser’s prior written approval will be required for such changes or conditions, which approval will not be unreasonably withheld, conditioned or delayed.

5. Inspection Period; Refund of Earnest Money; Due Diligence Materials.

(a) Purchaser shall have until the expiration of the Inspection Period to make such determinations with respect to the Property as Purchaser deems appropriate and to elect to either continue or terminate this Agreement, in Purchaser’s sole and absolute discretion, for any reason or no reason. Purchaser may terminate this Agreement, and receive a full refund of the Earnest Money, less $10.00 to be retained by Seller as consideration for entering into this Agreement, by delivering written termination notice to Seller at any time prior to expiration of the Inspection Period. If Purchaser does not so terminate this Agreement, the Earnest Money shall become nonrefundable (except only as expressly otherwise set forth in this Agreement) and will be applied to reduce the cash to be delivered at Closing of the transaction closes, and this Agreement shall remain in effect.

(b) Within five (5) days after the Effective Date, Seller shall deliver to Purchaser at Seller’s sole expense the Due Diligence Materials that are in Seller’s possession or control (or if Seller does not have possession or control of any such Due Diligence Materials, then Seller must certify in writing to Purchaser within that 5 day period that, after due inquiry, it does not have possession or control of such listed Due Diligence Materials, and that certification shall satisfy Seller’s obligations under this Section 5(b) as to the specifically listed Due Diligence Materials). For each day of Seller’s delay in delivering all of the Due Diligence Materials beyond five (5) days after the Effective Date, the Inspection Period and Closing Date shall (at Purchaser’s option) be extended by one (1) day. Seller shall also promptly provide any other documents or information in Seller’s possession or control relating to the Property, or any Contract that is reasonably requested by Purchaser.

(c) If Purchaser or its agents, independent contractors or representatives desire to enter the Property to conduct inspections or testing, Purchaser will provide reasonable advance notice (at least 24 hours) to Seller as to the timing and nature of the entry and the person(s) that may be performing the study, investigation, or inspection. Access and entry will be (a) at reasonable times and hours; (b) coordinated with Seller so that Seller may have a representative present during the entry, and (c) performed in a good and workmanlike manner that does not cause any interference with farming operations on the Property.

6. Costs and Prorations.

(a) Purchaser shall pay the costs of any Survey obtained by Purchaser pursuant to Section 9 hereof and the costs of any Phase I environmental report obtained by Purchaser. Seller shall pay for preparation of the deed of transfer, all transfer taxes, document stamps and recording costs applicable to the deed of transfer. Purchaser will pay the premium for Purchaser’s Title Policy, as defined below, and any costs of production of the title search or abstract for the Property. Purchaser shall pay all expenses incident to any financing obtained for the purchase of the Property. All other closing costs shall be borne in accordance with the custom in Morrow County, Oregon.

(b) The following shall be prorated between the parties as of the Closing Date: (i) ad valorem property taxes constituting a lien against the Property for the year in which the Closing occurs and all other unpaid assessments with respect thereto, and (ii) utilities and operating expenses for the Property for the calendar month (or other applicable period if such rents or other tenant charges are not paid monthly) in which Closing occurs. In the event such proration is based upon a previous year’s taxes or assessment, after Closing, at such time as any of the taxes or assessments are capable of exact determination, the party having the information permitting the exact determination shall send to the other party a detailed report of the exact determination so made. Within thirty (30) days after both Seller and Purchaser shall have received such report, Seller and Purchaser shall adjust the amounts apportioned pursuant to the estimates made at Closing to reflect the exact determinations contained in the report, and Seller or Purchaser, as the case may be, shall pay to the other whatever amount shall be necessary to compensate for the difference. Purchaser shall receive a credit against the Purchase Price in the amount of all security deposits (together with interest required to be paid thereon) held or required to be held by Seller under the Lease.

7. Conditions Precedent To Purchaser’s Obligations. Seller acknowledges that as a condition precedent to Purchaser’s obligations hereunder, the following shall occur on or before the Closing Date (or any earlier date indicated below), any of which conditions may be waived by Purchaser in its sole discretion:

(a) Purchaser shall have received a current Phase I environmental assessment satisfactory to Purchaser prepared by a competent licensed environmental engineer satisfactory to Purchaser that does not recommend a Phase II environmental assessment and reflecting that there are no hazardous wastes, hazardous materials or fuel (or other storage) tanks located above, on or below the surface of the Property, and that the Property is in compliance with all applicable environmental laws, ordinances, rules and regulations.

(b) At or prior to Closing, the Tenant shall have executed and delivered the Lease to Purchaser, and such Lease shall be in full force and effect in accordance with its terms and conditions.

(c) The Title Company shall be irrevocably committed to issue upon Closing a 2006 ALTA Owner’s Policy of Title Insurance (the “Title Policy”), from Stewart Title Guaranty Company, as evidenced by a “marked up” Title Commitment, defined below, insuring Purchaser as owner of fee simple title to the Property, subject only to Permitted Exceptions (defined below), in the amount of the Purchase Price, and containing such endorsements as Purchaser shall have requested. The Title Policy shall a standard coverage ALTA owner’s policy of title insurance (subject to Purchaser’s right to require that Title Company issue to Purchaser an ALTA “extended coverage” owner’s policy of title insurance, provided that Title Company is able to do so based on the Survey and Purchaser pays the incremental premium difference between standard coverage and extended coverage).

(d) Subject to Sections 14 and 15 below, there shall have been no material adverse change in the condition of any of the Property (including without limitation any Improvements) after expiration of the Inspection Period and prior to the Closing Date.

(e) Each and every representation and warranty of Seller set forth in Section 11 shall be true and correct in all material respects, and Seller shall not be in default under any of its other obligations under this Agreement, as of Closing.

8. Closing; Deed.

(a) Subject to all preconditions set forth herein, the closing or settlement (“Closing”) of the transaction contemplated hereby, unless terminated in accordance with this Agreement or as otherwise agreed upon by Purchaser and Seller, shall be held via the mails, through the Escrow Agent at 10:00 a.m. on the Closing Date or such other place and time as the parties may agree in writing. If required by Purchaser, Title Company will provide Purchaser with an insured closing letter from Stewart Title Guaranty Company, in form and substance acceptable to Purchaser, insuring the handling of the Closing by Title Company as its agent.

(b) At Closing, Seller shall convey to Purchaser good, marketable and insurable title to the Property by special warranty deed acceptable to Purchaser and the Title Company (the “Deed”), subject to (i) standard exceptions for real property taxes not yet due and payable, and (ii) any other matters which are waived by, or acceptable to, Purchaser pursuant to Section 10 below (the “Permitted Exceptions”). The Land description in the Deed shall be the property description from Seller’s vesting deed(s); provided, that if Purchaser obtains a Survey of the Property, Seller also agrees to execute and deliver a recordable Quit Claim Deed to Purchaser at Closing using the Survey description.

9. Survey. During the Inspection Period, Purchaser, at Purchaser’s expense, may cause a survey of the Property to be prepared by a surveyor selected by Purchaser (“Survey”). A copy of the Survey will be provided to Seller after Closing.

10. Title. Purchaser shall procure a title insurance commitment in the amount of the Purchase Price covering the Property issued by the Title Company (the “Title Commitment”) and furnish a copy thereof to Seller by December 11, 2013. Purchaser shall have until December 13, 2013 to object to any matters shown on the Title Commitment or Survey by written notice to Seller (“Title Objection Notice”). Purchaser may also object to any new matters thereafter revealed by a title update by subsequent Title Objection Notice to Seller. Within two (2) business days after receipt of Purchaser’s Title Objection Notice, Seller shall either (i) deliver written notice to Purchaser of any title or Survey objections which Seller elects not to cure, or (ii) cure or satisfy such objections (or commence to cure or satisfy such objections as long as Seller reasonably believes such objections may be cured or satisfied prior to Closing). Within two (2) business days after receipt of Seller’s written notification that Seller elects not to cure a title or Survey objection, Purchaser may terminate this Agreement and receive a full refund of the Earnest Money by delivering written notice thereof to Seller. If Purchaser does not so terminate this Agreement, then any such title or Survey objection which Seller elects not to cure shall be deemed waived by Purchaser and shall be an additional Permitted Exception. If any objection which Seller elects to cure is not satisfied by Seller at least one (1) business day before the scheduled date of Closing (except that Seller does not need to “cure” prior to Closing any mortgage or other lien that Seller is causing to be paid from the Purchase Price for the Property), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser and neither party shall have any further rights, obligations or duties under this Agreement. If Seller does cure or satisfy the objections at least one (1) business day prior to Closing, then this Agreement shall continue in effect. Any exception to or defect in title which Purchaser shall elect to waive, or which is otherwise acceptable to Purchaser, shall be deemed an additional Permitted Exception to title at Closing. Seller covenants and agrees not to alter or encumber in any way Seller’s title to the Property after the date hereof. Notwithstanding anything in this Agreement to the contrary, Seller shall cause any deed of trust, mortgage, deed to secure debt, judgment or other lien for a liquidated sum encumbering the Property to be released at or before Closing.

11. Seller’s Representations and Warranties. As of the date hereof and as of the Closing Date (as evidenced by Seller’s downdate certificate to be provided at Closing), Seller represents, warrants and covenants to Purchaser that:

(a) Other than the Tenant under the Lease, there are and there will be no parties in possession of any portion of the Property as lessees, and no other party has been granted an oral or written license, lease, option, purchase agreement or other right pertaining to the use, purchase or possession of any portion of the Property. A true, complete and correct copy of any Contracts affecting the Property and any amendments thereto have been or will be furnished to Purchaser no later than December 11, 2013 as part of the Due Diligence Materials. Any Contracts are valid and binding in accordance with their respective terms and conditions, are in full force and effect, and have no uncured breach or default by any party. No off-sets or defenses are available to any party under any Contract. All Contracts are cancellable upon not more than thirty (30) days prior written notice. There are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amounts, and no commissions due, for leasing activities with respect to the Property except as set forth in the Lease.

(b) The Seller has not received notice of any default (nor is there any default) under any note or deed of trust related to or secured by the Property. The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and the compliance with the terms and provisions hereof will not conflict with or (with or without notice or the passage of time or both) result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement or instrument to which the Seller is a party or by which the Seller or the Property is bound (provided, in the case of the existing mortgage financing on the Property, the indebtedness secured thereby is paid from the payment of the Purchase Price), any applicable regulation or any judgment, order or decree of any court having jurisdiction over the Seller or the Property.

(c) The Seller has not received any notice, nor is the Seller aware, of any violation of any ordinance, regulation, law, statute, rule or restriction relating to the Property.

(d) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against the Seller or the Property.

(e) Seller has been duly organized and is validly existing under the laws of the State of Oregon. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. No other signatures or approvals are required to make this Agreement fully enforceable by the Purchaser with respect to the Seller or the Property. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

(f) The Seller has and will convey to the Purchaser good, marketable and indefeasible title in fee simple to the Property, subject only to the Permitted Exceptions. Without limiting the foregoing, Seller has and will convey to Purchaser good and marketable title to all Irrigation Equipment, free and clear of any claims, liens, security interests or other encumbrances of any kind whatsoever.

(g) There is no known pending or threatened condemnation or similar proceeding or assessment affecting the Property or any part thereof, nor to Seller’s knowledge is any such proceeding or assessment contemplated by any governmental authority. There will be no claim against the Property or Purchaser for or on account of work done, materials furnished, and utilities supplied to the Property prior to the Closing Date. To Seller’s knowledge, there are no known public plans or proposals for changes in road grade, access, or other municipal improvements which would adversely affect the Property or result in any assessment; and no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property, is pending.

(h) Seller has not entered into any agreement to dispose of its interest in the Property or any part thereof, except for this Agreement, and except with respect to one or more applications for allocations of conserved water that have been or will be filed with the Oregon Water Resources Department, pursuant to ORS 537.455 et seq. While these applications may result in alterations in the total amount of water under the Water Rights otherwise available for use on the Property, Seller (as tenant under the Lease) will cause at least 8.0 gallons per minute per acre and 3.5 acre-feet per acre of water available for delivery to be allocated to the Property for irrigation purposes. In the event that the applications for allocations of conserved water are not approved by the Oregon Water Resources Department within 2 years of the Closing Date, then the additional 3.3 gallons per minute per acre and the 1.0 acre-feet per acre of water otherwise retained by Seller will become part of the Water Rights available for use on the Property, and Seller shall execute and deliver any applications to the Oregon Water Resources Department or any other documentation reasonably requested by Purchaser in confirmation thereof. Notwithstanding anything in this Agreement to the contrary, the Water Rights being conveyed to Purchaser hereunder are reasonably sufficient to utilize the Property consistent with past practices and GAP, in light of the Irrigation Equipment being conveyed to Purchaser at Closing.

(i) Seller is not a party to any litigation which is still pending, and knows of no threatened litigation, affecting or relating to the Property.

(j) Neither the Seller, nor to Seller’s knowledge, any other party has ever caused or permitted any “hazardous material” (as hereinafter defined) to be placed, held, located,

or disposed of on, under, or at the Property or any part thereof in forms or concentrations which violate applicable laws and regulations, and, to Seller’s knowledge, neither the Property nor any part thereof has ever been used as a dump or storage site (whether permanent or temporary) for any hazardous material. As used herein, “hazardous material” means and includes any hazardous, toxic, or dangerous waste, substance, or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation Liability Act (42 U.S.C. Section 9601, et seq., as amended) or any other “super fund” or “super lien” law or any other Federal, State, or local statute, or law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability for standards of conduct concerning any substance or material, as presently in effect (collectively, “Environmental Laws”). The Property does not currently contain any underground or aboveground storage tanks and any storage tanks previously located on the Property (whether above ground or below ground) have been removed in accordance with the requirements of all applicable laws with “clean closure” or “no further action” letter(s), or comparable letters, issued by the State of Oregon in connection therewith. Without limiting the other provisions of this Section 11(j), there has never been any release or spill of oil, fuel or any other substance stored in storage tanks of any kind on the Property. The term “hazardous material” (as used in this Agreement) will not include fertilizer and other material which may be deemed to be “hazardous material” under applicable Environmental Laws but that is used in the ordinary course of business for agricultural property and used in strict accordance with applicable Environmental Laws.

For purposes of this Section 11, references to “Seller’s knowledge” or to matters “known” to Seller shall mean the actual knowledge of Craig Reeder, Bob Hale and Todd Longgood, who are the persons who have direct management responsibility for the Property.

Seller hereby indemnifies and holds harmless Purchaser from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any breach of any representation, warranty, covenant or agreement of Seller in this Agreement.

As to any reports or other materials provided to Purchaser that were prepared by third parties (such as environmental studies), Seller is not warranting (and will not be liable or responsible for) the accuracy, fitness or usability of such reports or materials or any recommendations or conclusions stated therein.

If Seller obtains actual knowledge prior to the Closing of a fact which would make any of the representations and warranties of Seller in this Agreement false or inaccurate in any material respect, Seller will notify Purchaser of such fact. As to representations made to Seller‘s knowledge or that refer to matters that are “known” to Seller (as such term is used in this Section 11), Seller will not be liable to Purchaser for the inaccuracy of any such representations and warranties after the Closing Date unless Seller had actual knowledge on the Closing Date that such representation or warranty by Seller was false and Seller failed to disclose to Purchaser the fact known to Seller which made the representation or warranty false.

12. Broker and Broker’s Commission. If Closing occurs hereunder but not otherwise, Purchaser shall pay a commission to the Broker all payable in cash at Closing, all as set forth in a separate agreement between Purchaser and Broker.

13. Survey and Inspection. Purchaser and Purchaser’s agents, employees and independent contractors shall have the right and privilege to enter upon the Property during the Inspection Period to survey and inspect the Property and to conduct soil borings, environmental assessment and toxic waste studies and other geological, engineering, water or landscaping tests or studies or building inspections, all at Purchaser’s sole cost and expense. Purchaser hereby covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner related to the exercise by Purchaser of Purchaser’s rights under this section or any entry onto the Property by or on behalf of Purchaser pursuant to this Agreement (but not the existence of any condition discovered in the course of Purchaser’s inspections and testing).

14. Eminent Domain. If, after the Effective Date and prior to Closing, Seller shall receive notice of the commencement or threatened commencement of eminent domain or other like proceedings against the Property or any portion thereof, Seller shall immediately notify Purchaser in writing, and Purchaser shall elect within thirty (30) days from and after such notice, by written notice to Seller, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all condemnation proceeds and rights to additional condemnation proceeds, if any. If Purchaser elects to purchase after receipt of such a notice, all actions taken by Seller with regard to such eminent domain proceedings, including but not limited to, negotiations, litigation, settlement, appraisals and appeals, shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above.

15. Property Damage. If, after the Effective Date and prior to Closing, the Property shall suffer significant damage as the result of fire or other casualty, Seller shall immediately notify Purchaser in writing. In the event said damage results in damage of the improvements situated on the Property in the amount of Ten Thousand and No/100 Dollars ($10,000.00) or greater, Purchaser shall have the right to elect within fifteen (15) days from and after such notice, by written notice, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such damage, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above. In the event less than Ten Thousand and No/100 Dollars ($10,000.00) of damage to the improvements situated on the Property exists, this Agreement shall remain in full force and effect, but, at Closing, Seller shall transfer and assign to Purchaser all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss.

16. Condition of Property. Subsequent to the Effective Date and prior to Closing, Seller shall maintain the Property in accordance with its past practices and ordinary maintenance, but shall not be required to provide any extraordinary maintenance.

17. Operations. After the Effective Date and prior to the Closing Date, Seller shall neither enter into any new, nor terminate, modify, extend, amend or renew any existing, lease or service, management, maintenance, repair, employment, union, construction, leasing or other contract or agreement affecting the Property (each, a “New Agreement”) without providing at least five (5) business days prior notice (and opportunity to review and approve the New Agreement) to Purchaser. Purchaser shall have five (5) business days after Purchaser’s actual receipt (notwithstanding the notice provisions in Section 18 below) of a true, correct and complete copy of a New Agreement to approve the same. If Purchaser does not approve any such New Agreement that Seller will enter into prior to expiration of the Inspection Period, then Purchaser’s sole and exclusive remedy will be to terminate this Agreement by delivering written notice to Seller no later than five (5) business days after receiving the New Agreement, and in such event Purchaser shall receive a full refund of the Earnest Money. If Purchaser fails to terminate this Agreement as set forth in the preceding sentence, it shall be deemed to have approved the New Agreement that Seller will enter into prior to expiration of the Inspection Period in the form provided. Seller may not enter into New Agreement after expiration of the Inspection Period unless Purchaser has approved the same in writing. Seller shall cause any Contracts which Purchaser elects in its discretion not to assume to be cancelled at or before Closing.

18. Notice. Notices provided for in this Agreement must be (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent via a reputable express courier, (iv) sent by facsimile during normal business hours with a confirmation copy delivered by another method permitted by this Section 18 other than electronic mail, or (v) sent by electronic mail during normal business hours with a confirmation copy delivered by another method permitted by this Section 18 other than facsimile, addressed as set forth below. Notice sent by U.S. mail is deemed delivered three days after deposit with the U.S. Postal Service. Notice sent by a reputable express carrier is deemed received on the day receipted for by the express carrier or its agent. Notice sent via facsimile is deemed delivered upon the transmission to the phone number designated as the recipient’s facsimile phone number below. Notice sent via electronic mail is deemed delivered upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address set forth below. The addresses of the parties to which notices are to be sent shall be Purchaser’s Address or Seller’s Address, as applicable, as set forth in Section 1 above. Any party shall have the right from time to time to change the address to which notices to it shall be sent to another address, and to specify two additional addresses to which copies of notices to it shall be mailed, by giving to the other party at least ten (10) days prior notice of the changed address or additional addresses.

19. Remedies. If this transaction fails to close by reason of Purchaser’s wrongful failure to perform its obligations under this Agreement, THE EARNEST MONEY SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES THE PARTIES HEREBY ACKNOWLEDGING THAT SELLER’S ACTUAL DAMAGES IN SUCH CIRCUMSTANCES WOULD BE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE.

SELLER EXPRESSLY ACKNOWLEDGES AND AGREES THAT RETENTION OF THE EARNEST MONEY AS PROVIDED FOR HEREIN SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF PURCHASER’S FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER. If this transaction fails to close for any reason other than Purchaser’s wrongful failure to perform his obligations hereunder, the Earnest Money shall promptly be refunded to Purchaser. In the event Seller fails or refuses to convey the Property in accordance with the terms hereof or otherwise fails to perform its obligations hereunder, Purchaser’s sole and exclusive remedy for Seller’s breach shall be either to (i) terminate this Agreement by written notice to Seller and Escrow Agent and receive a full refund of the Earnest Money by the party in possession thereof and reimbursement from Seller of Purchaser’s Pursuit Costs, all within ten (10) days after Purchaser’s termination of this Agreement, or (ii) obtain specific performance of this Agreement. Notwithstanding the foregoing, Purchaser shall also be entitled to obtain its attorneys’ fees and costs in connection with enforcing its rights and remedies under this Agreement.

20. Time of Essence. Time is of the essence of this Agreement.

21. Closing Documents. At or prior to Closing, each party shall deliver to the other party appropriate evidence to establish the authority of such party to enter into and close the transaction contemplated hereby. Seller also shall execute and deliver to the Title Company at Closing, for it to hold in escrow pending Purchaser’s payment of the Purchase Price: (i) the Deed; (ii) a certificate with respect to Section 1445 of the Internal Revenue Code stating, among other things, that Seller is not a foreign corporation as defined in the Internal Revenue Code and I.R.S. Regulations; (iii) the General Assignment substantially in the form attached hereto as Exhibit E; (iv) Seller’s representation and warranty downdate certificate under Section 11; and (v) such other documents reasonably necessary or appropriate to complete and evidence the transaction contemplated hereby, as reasonably requested by the Purchaser or Title Company, including without limitation a standard title company owner’s affidavit.

22. Entire Agreement. This Agreement constitutes the entire agreement of the parties and may not be amended except by written instrument executed by Purchaser and Seller. All prior understandings and agreements between the parties are deemed merged herein.

23. Headings. The section headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.

24. Possession. Seller shall deliver actual possession of the Property at Closing, subject to its continued right of possession as tenant under the Lease.

25. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Oregon.

26. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns as the case may be, and Purchaser shall have the right to assign its rights hereunder to any Affiliate of Purchaser for purposes of taking title to the Property at Closing, without the need for further consent from Seller, but subject to Seller’s reasonable approval of the financial capability of the Affiliate, if Purchaser is to be released from any further liability hereunder. Any other transfer by Purchaser of its interest under this Agreement prior to Closing will be subject to Seller’s prior written consent, which will not be unreasonably withheld as to qualified transferees.

27. Surviving Clauses. The provisions of this Agreement relating to tax prorations after Closing, Purchaser’s indemnification with respect to its entering upon the Property prior to Closing, Seller’s representations, covenants, warranties and indemnity agreement in Section 11, Seller’s covenant not to encumber the Property subsequent to the date hereof, the mutual covenants of Seller and Purchaser to indemnify each other, as the case may be, as set forth in Section 12, shall not merge into the Deed but instead shall survive any Closing pursuant to this Agreement. Except as set forth in the preceding sentence or as otherwise expressly set forth herein, no other provision of this Agreement shall survive the Closing of this transaction.

28. Tax Deferred Exchange. Notwithstanding any other provision of this Agreement, either party may elect to arrange to have the conveyance of the Property to be handled as an exchange transaction (“Exchange”) pursuant to Section 1031 of the Internal Revenue Code. Each party shall cooperate with each other in accomplishing the Exchange, but neither party is required to acquire or hold any exchange property or incur any liability or take any action to effect the Exchange, other than execution or approval of use of an exchange accommodator and any assignment or and escrow instructions that may be required by a party to effectuate the Exchange. Closing is not conditioned or contingent upon either party’s ability to arrange or complete an Exchange, nor will the Closing Date be delayed or extended in order to permit an Exchange to be completed. References in this Agreement to “Seller” and “Purchaser” are solely for purposes of naming the parties. Such terms of reference to the parties, or to this transaction as a “sale” or “purchase” transaction, shall not be construed to affect the transaction as a property exchange transaction if a party effects a property Exchange.

29. Non-Solicitation. From and after the Effective Date, Seller shall not market the Property for sale, or solicit or accept any back-up offers with respect to the sale of the Property. If Closing does not occur and the transaction is terminated, this provision is voided.

30. Offer and Acceptance. This Agreement, as executed by the party first executing it, shall constitute an offer to the other party. The offeree shall accept the same, if at all, by delivering a fully executed copy of this Agreement to the offeror on or before 5:00 p.m., Eastern time, December 10, 2013. The notice provisions hereof hereinabove notwithstanding, acceptance of this offer shall be effective only upon the actual receipt by the offeror of a faxed or emailed copy of the fully executed Agreement by such date and time, followed by the offeror’s receipt on the next business day of the fully executed original. The offer, if not timely accepted as aforesaid, shall expire and be of no further force and effect at the time and date set forth in this Section.

31. Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together will constitute one agreement binding on both Parties.

32. Electronic Signatures. In order to expedite the transaction contemplated herein, telefaxed and PDF signatures may be used in place of original signatures on this Agreement or any document delivered pursuant hereto. The Parties intend to be bound by the signatures on the telefaxed document or such PDF copies, and are aware that the other Party will rely on the telefax or PDF signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on such telefaxed or PDF signature.

33. No Financing Contingency. This transaction is not subject to or contingent upon the availability of financing.

34. No Representation on Tax Aspects of Transaction. Seller is not representing any tax aspects of this transaction.

35. Nature of Transaction as Sale-Leaseback and not Financing. Each party has determined and intends that this transaction should be treated as a sale-leaseback transaction. The sale to Purchaser is a “true sale” and the Lease is a “true lease” (and not a financing transaction) and should be treated as an “operating lease” for accounting purposes. After the Closing, each party shall reflect the transactions represented hereby in all applicable books, records, reports, and tax filings in a manner consistent with such “true sale” and “true lease” treatment rather than as a “financing” lease.

36. Confidential Information; Publicity by Purchaser. Purchaser shall respect and observe the confidential nature of financial, environmental and other reports and information supplied by Seller or obtained by Purchaser concerning the Properties and (if this transaction does not close) return or deliver such written reports (including any copies thereof) to Seller. Purchaser will not disclose publicly (except as required by law) any confidential information of Seller, and the parties will reasonably cooperate prior to termination of this Contract or Closing Date concerning press release by Purchaser or other public disclosure by Purchaser of the pendency of this transaction.

37. “AS IS” Sale. Seller is granting to Purchaser the right to inspect and make investigations of the condition of the Properties and shall continue to permit Purchaser to make its independent inspection and investigation of the Properties prior to the Closing, in accordance with this Contract. Except as otherwise set forth in this Agreement or in the Lease, the Deed, or other documents executed and delivered by Seller to Purchaser at the Closing, no warranties, guaranties or representations have been or are being made by Seller.

38. Oregon Statutory Disclaimers. THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING

FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010.

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

PURCHASER:

GLADSTONE LAND CORPORATION, a Maryland corporation

By:

Title:

SELLER:

HALE FARMS, L.L.C., an Oregon limited liability company

By:

Title:

EXHIBIT A

LAND

Parcel 2 of PARTITION PLAT NO. 2005-3, being portions of Sections 18, 19, 29, 30, 31 and 32, Township 4 North, Range 26 East of the Willamette Meridian, in the County of Morrow and State of Oregon.

EXHIBIT B

PERSONAL PROPERTY

The Irrigation Equipment, and other personal property used by Seller in conducting farming operations at the Property.

EXHIBIT B-2

EXCLUDED ITEMS

The following items are the “Excluded Items” that are not being sold to Purchaser:

1. The Crops, and any future crops that may be cultivated by Seller as tenant under the Lease, which will remain solely the property owned by Seller (and by it, as tenant under the Lease, as to future crops).

2. Subject to the terms and conditions of this Agreement, that portion of the Water Delivery Agreement with Greenwood, such that Seller will maintain the right to receive water under the agreement for that portion of the rights to use wells and other water sources in excess of 8.0 gallons per minute per acre and 3.5 acre-feet per acre for the 1,640 acres that make up the irrigated portion of the Property, as well as the rights to use wells and other water sources on those irrigated lands (109 acres) that lie outside the Property, but which may be evidenced in the same water right documentation from the State of Oregon.

EXHIBIT C

DUE DILIGENCE MATERIALS

(a) Plans, drawings, specifications and engineering and architectural studies and work (including “as built” plans and drawings, if any) with regard to the Property that are in Seller’s possession;

(b) Any appraisals and surveys of the Property obtained during the period during which Seller has owned the Property or otherwise in Seller’s possession;

(c) Copies of all correspondence in Seller’s possession relating to any Government Payments;

(d) Real estate tax bills and statements for the current year and the previous two (2) years with respect to the Property;

(e) Utility bills for the Property for the two (2) most recent complete calendar years and the current year-to-date;

(f) Copies of insurance certificates with respect to the Property;

(g) Copies of all of the Contracts and any amendments or proposed amendments thereto;

(h) Copies of any soil boring or other similar engineering reports with respect to the Property obtained during the period during which Seller has owned the Property;

(i) Any environmental assessment report or study with respect to the Property in Seller’s possession;

(j) Copies of any warranties relating to any Improvements or Personal Property (including without limitation Irrigation Equipment) included in the Property;

(k) Any information in Seller’s possession or control from any governmental agency or authority regarding the Property or adjacent properties;

(l) Copies of all notices and correspondence received from any governmental agency of authority regarding the Property or adjacent properties;

(m) Copies of all notices and correspondence received from third-parties claiming an interest or right in and to the Property, or any portion thereof;

(n) Copies of all certificates, applications, permits or other documents related to or evidencing Water Rights associated with the Property or any portion thereof; and

(o) Copies of financial statements for the Tenant for the following years: 2010, 2011 and 2012.

EXHIBIT D

LEASE

[The Lease will be negotiated and approved during the Inspection Period, and, when mutually approved, attached as this Exhibit.

EXHIBIT E

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (this “Assignment”) is entered into as of the          of             , 20    , between                      (“Assignor”), whose address is                     , and                      (“Assignee”), a                      whose address is                                         .

1. Purchase Agreement; Defined Terms. This Assignment is being executed and delivered pursuant to that certain Agreement of Purchase and Sale between         , as Purchaser, and                     , as Seller, dated as of             , 201     (the “Purchase Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

2. Assignment and Conveyance. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby bargains, sells, conveys, grants, transfers and assigns to Assignee the entire right, title and interest of Assignor in and to the following in accordance with the terms and conditions of the Purchase Agreement:

i.	All Contracts not previously terminated at Assignee’s request;

ii.	All Personal Property;

iii.	All warranties, guarantees, bonds, licenses, building permits, certificates of occupancy, zoning certificates, and other governmental permits and licenses to and in connection with the construction, development, ownership, use, operation or maintenance of the Property or any part thereof, to the extent the same are assignable; and

iv.	All Water Rights.

5. Assumption. Assignee hereby assumes the obligations of Assignor under the Contracts, in each and every case only to the extent first arising from and after the date hereof. Assignor shall promptly notify Assignee in writing if any claim is made against Assignor with respect to any matter which Assignee has agreed to assume in this Assignment, specifying the nature and details of such claim. Assignor shall cooperate fully with Assignee and its counsel and attorneys in the defense against such claim in accordance with their judgment and discretion, and Assignor shall not pay or settle any such claim without Assignee’s prior written consent. No person or entity, other than Assignor, shall be deemed a beneficiary of the provisions of this Section 5.

6. Indemnity. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignor caused by the failure of Assignee to perform any obligation under the Contracts which obligation was assumed by Assignee hereunder. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignee caused by the failure of Assignor to perform any obligation under any of the Contracts, or the Lease first arising prior to the date hereof.

7. Power and Authority. Assignor represents and warrants to Assignee that it is fully empowered and authorized to execute and deliver this Assignment, and the individual signing this Assignment on behalf of Assignor represents and warrants to Assignee that he or she is fully empowered and authorized to do so.

8. Attorneys’ Fees. If either Assignee or Assignor or their respective successors or assigns file suit to enforce the obligations of the other party under this Assignment, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys.

9. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

10. Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

11. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Oregon.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR

By:
Title:

ASSIGNEE